Press Release

                  For:  Dialysis Corporation of America

                  Address: 1302 Concourse Drive
                           Linthicum, Maryland 21090

                  Telephone: (410) 694-0500

                 Contact: Stephen W. Everett
                          President & CEO

                           For Immediate Release

                     Dialysis Corporation of America
                       Announces New $15 Million
                            Credit Facility

Linthicum, Maryland, Thursday, October 27, 2005 - Dialysis Corporation of America (NASDAQ-DCAI) announced today that it entered into a secured revolving credit facility for up to $15,000,000 with Keybank National Association ("Keybank"). The three year agreement provides for the drawing down of principal amounts under the credit facility of either base rate or LIBOR loans, or a combination of the two, as the company so chooses. Interest on base rate loans is based upon the greater of Keybank's prime rate or .5% in excess of the federal funds effective rate. Interest on LIBOR loans is based on certain basis points plus the London InterBank Offered Rate (LIBOR).

Dialysis Corporation of America's President and CEO, Stephen Everett, commented, "We are pleased to be working with Keybank as our lender for this credit facility which will provide us with greater financial flexibility and support to an already strong balance sheet, as we continue to implement our long-term growth strategies. The confidence that the financial community has in our industry as a whole, and our company specifically, is underscored by the terms of this transaction."

The company plans to use its new credit facility to support its continued rapid growth and for general business purposes.

Dialysis Corporation of America owns and operates freestanding kidney hemodialysis centers located in Georgia, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, and Virginia, and provides in-hospital dialysis services on a contract basis to certain hospitals located in the those states. The company provides patients with their choice of a full range of quality in-center, acute or at-home hemodialysis services.

This release contains forward-looking statements that are subject to risks and uncertainties that could affect the business and prospects of the company and cause actual results and plans to differ materially from those anticipated. Those factors include, but are not limited to, increasing interest rates, the need for and availability of additional financing, satisfying the covenants and conditions of the credit facility, certain delays beyond the company's control with respect to future business events, the highly competitive environment in the establishment and operation of dialysis centers, the ability to develop or acquire additional dialysis facilities, whether patient bases of the company's facilities can expand to provide profitability, regulation of dialysis operations, government rate determination for Medicare reimbursement, and other risks detailed in the company's filings with the Securities and Exchange Commission, particularly as described in the company's proxy statement/prospectus relating to the merger of its parent, Medicore, Inc., with the company, and in its annual report on Form 10-K/A1 for the fiscal year ended December 31, 2004.

Other Dialysis Corporation of America press releases, corporate profile, corporate governance materials, quarterly and current reports, and other filings with the Securities and Exchange Commission are available on Dialysis Corporation of America's internet home page:
http://www.dialysiscorporation.com.